CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 26, 2025, relating to the financial statements and financial highlights of Timothy Plan High Dividend Stock ETF and Timothy Plan High Dividend Stock Enhanced ETF, two of the portfolios constituting The Timothy Plan, which are included in Form N-CSR for the year ended December 31, 2024 and to the references to our firm under the heading “Appendix A – Agreement and Plan of Reorganization” in the Combined Information Statement and Prospectus.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Cleveland, Ohio
September 3, 2025